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                                                                    EXHIBIT 99.F

                        OMEGA HEALTHCARE INVESTORS, INC.
                           900 VICTORS WAY, SUITE 350
                            ANN ARBOR, MICHIGAN 48108






                                October 29, 2001



EquiServ Trust Company, N.A.
525 Washington Blvd., 3rd Floor
Suite 4660
Jersey City, New Jersey 07310

Attention: Corporate Actions Administrator

            Re: AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                -----------------------------------


Ladies and Gentlemen:

         Pursuant to Section 27 of the Rights Agreement, dated as of May 12, 1999, as amended on May 11, 2000 (the "RIGHTS AGREEMENT"), between Omega Healthcare Investors, Inc. (the "COMPANY") and EquiServ Trust Company, N.A. (as successor to First Chicago Trust Company), as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows:

         1. Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Acquiring Person" and replacing it in its entirety with the following:

                  "`Acquiring Person' shall mean any Person (as hereinafter defined) (other than the Company, any Related Person (as hereinafter defined), or any Authorized Person (as hereinafter defined)) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, is the Beneficial Owner (as hereinafter defined) of 10% or more of the Common Stock of the Company then outstanding; PROVIDED, HOWEVER, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the number of shares of Common Stock outstanding, or (ii) the acquisition by

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EquiServ Trust Company, N.A.
October 29, 2001
Page 2

                  such Person of newly issued Common Stock directly from the Company (it being understood that a purchase from an underwriter or other intermediary is not directly from the Company) (a "Direct Purchase"), unless and until such time as
                  (x) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional shares of Common Stock, other than as a result of a Direct Purchase or a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally, or (y) any other Person who is the Beneficial Owner of Common Stock thereafter becomes an Affiliate or Associate of such Person. Notwithstanding the foregoing, if the Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable (and in any event within ten (10) Business Days after notification by the Company or such later period as may be determined by the Board of Directors prior to the expiration of such ten-day period) a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

         2. Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Distribution Date" and replacing it in its entirety with the following:

                  "`Distribution Date' shall mean the earlier of (i) the Close of Business on the tenth calendar day following the Stock Acquisition Date, or (ii) the Close of Business on the fifteenth Business Day (or such later date as may be determined by an action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person of, or of the first public announcement of, the intention of any Person to commence a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person."
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EquiServ Trust Company, N.A.
October 29, 2001
Page 3

         3. Section 1 of the Rights Agreement is hereby amended by adding the following new definitions:

                  "`Authorized Person' shall mean each of Purchaser, its Affiliates and Associates, and any of their respective successors or assignees (each, a "Purchaser Person") and
                  (ii) any Person, its Affiliates and Associates and any of their respective successors or assigns, who Beneficially Owns Common Stock that had previously been Beneficially Owned by a Purchaser (other than Common Stock Beneficially Owned by such Person as a result of the direct or indirect transfer of Common Stock through an underwriter or pursuant to the facilities of a national securities exchange); provided that the ultimate parent entity of such person is a party to the Amended and Restated Stockholders Agreement, dated the date of closing of the Rights Offering, between Purchaser and the Company."

                  "`Purchaser' shall mean Explorer Holdings, L.P., a Delaware limited partnership."

                  "`Related Person' shall mean (i) any Subsidiary of the Company or (ii) any employee benefit plan or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Stock for or pursuant to the terms of any such plan."

                  "`Rights Offering' shall have the meaning set forth in the Series D Investment Agreement."

                  "`Series D Investment Agreement' shall mean the Investment Agreement, dated as of October 29, 2001, between the Company and Purchaser."

         4. Section 1 of the Rights Agreement is hereby amended by deleting the definitions of "Stockholders Agreement" and "Investment Agreement."

         5. Section 1 of the Rights Agreement is hereby amended by deleting the last sentence of Section 1 and replacing it in its entirety with the following:

                  "Notwithstanding any other provision hereof, in no event will Purchaser, or its Affiliates or Associates, be deemed to be an "Acquiring Person" for purposes hereof, nor shall a Distribution Date, a Stock Acquisition Date, a Triggering Event or any other event hereunder be deemed to have occurred, and the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, as a result of the approval, execution or delivery of the Series D Investment Agreement or the other Transaction Documents (as defined in the Series D Investment Agreement) or the consummation of the transactions contemplated thereby, including but not limited to, the Rights Offering."
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EquiServ Trust Company, N.A.
October 29, 2001
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         6.  Section 3(a) of the Rights Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

                  "(a) Until the Distribution Date, (i) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by certificates for Common Stock registered in the names of the holders thereof (which certificates shall also be deemed certificates for Rights) and not by separate certificates, and
                  (ii) the Rights will be transferable only in connection with the transfer of the underlying Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each share of Common Stock so held. As of the Distribution Date, the Rights will be evidenced solely by Right Certificates."

         7. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

         8. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

         9. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that those provisions of this Amendment No. 2 to the Rights Agreement affecting the rights, duties and responsibility of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois.

         10. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such

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EquiServ Trust Company, N.A.
October 29, 2001
Page 5

counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         11. This Amendment No. 2 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Series D Investment Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

         12. Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.

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EquiServ Trust Company, N.A.
October 29, 2001
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                                                Very truly yours,

                                                OMEGA HEALTHCARE INVESTORS, INC.


                                                By: /s/ C. Taylor Pickett
                                                   ---------------------------
                                                    C. Taylor Pickett
                                                    Chief Executive Officer

Accepted and agreed to as of the
effective time specified above:

EQUISERV TRUST COMPANY, N.A.
(AS SUCCESSOR TO FIRST CHICAGO TRUST COMPANY)


By:
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        Name:
        Title: